Exhibit 10.1

LOAN PORTFOLIO PURCHASE AGREEMENT

THIS LOAN PORTFOLIO PURCHASE AGREEMENT, dated as of May 28, 2015 (this “Agreement”), is entered into by and between Madison Capital Funding LLC, a Delaware limited liability company (“Buyer”), and OFS Capital WM, LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, a portfolio of loans (each, a “Loan” and collectively, the “Loans”) described in the spreadsheet attached hereto as Exhibit A; and

WHEREAS, pending the Settlement Date for each Loan acquired hereunder, Buyer will provide certain loan administration services with respect to such Loans pursuant to a loan administration services agreement with Seller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.          Purchase; Price. On the terms and conditions set forth herein, Buyer agrees to purchase, and Seller agrees to sell, the Loans. Subject to the terms and conditions set forth herein, Buyer shall pay the aggregate price (subject to adjustment as provided below) set forth in the spreadsheet attached hereto as Exhibit A (allocated to each Loan as specified therein) (the “Aggregate Purchase Price”). The Aggregate Purchase Price will be paid on a Loan by Loan basis upon the occurrence of the settlement date for each Loan (each, a “Settlement Date”) and calculated as described below.

2.          LSTA Terms. The purchase contemplated hereunder is made subject to the terms and conditions of The Loan Syndications and Trading Association, Inc. (“LSTA”) Standard Terms and Conditions for Par/Near Par Trade Confirmations (the “LSTA Standard Terms”) attached hereto as Exhibit B.

Please note that the purchase contemplated hereunder is based on the conventions, including the pricing conventions, in the LSTA Standard Terms and therefore the actual purchase price for each Loan will be calculated based upon the purchase rate for each Loan set forth in Exhibit A and the outstanding amounts of the relevant Loan at settlement. For this purpose, the date hereof shall be deemed the “Trade Date”. On the Trade Date, this Agreement shall automatically be deemed to be the “Confirmation” for the purchase of the Loans, as such term is defined in the LSTA Standard Terms.

The rights purchased will include the Loans together with all rights of Seller under any and all relevant credit agreements, notes and all other loan documents related to the Loans and all claims and causes of action relating thereto (the “Transferred Rights”).

3.          Form of Transfer. In each case, Buyer and Seller agree to use reasonable efforts to effect each transfer of a Loan to Buyer as an outright assignment. Seller covenants and agrees to take such actions as may be reasonably necessary or desirable on its part to effect any such assignments in accordance with the terms of the applicable credit documents in respect of the Loans, including the seeking of any necessary consents. In the event (i) Buyer determines that an assignment to Buyer is not permitted under the terms of the credit documents in respect of any Loan (i.e., due to loan agreement restrictions, failure to obtain required consents within a reasonable time period, etc.) or (ii) an effective assignment agreement (including all necessary consents) in respect of any Loan is not delivered to Buyer within 60 days of the Trade Date, Buyer may, in its sole discretion, notify Seller of its election to terminate the purchase of such Loan and the obligation of Buyer to purchase such Loan shall, upon delivery of such notice, automatically terminate. For avoidance of doubt and notwithstanding the LSTA Standard Terms, Buyer shall have no obligation to enter into a participation agreement or other arrangement with Seller in respect of such Loan. Upon the occurrence of such termination, the Aggregate Purchase Price shall be adjusted to account for the removal of such Loan from the portfolio.

4.          Representations and Warranties. Each of Seller and Buyer represent and warrant to the other as of the Trade Date that: (i) it has full power and authority to enter into this Agreement; and (ii) this Agreement has been duly authorized, is valid and enforceable against it and is not in contravention of any law, order or agreement by which it is bound.

In addition, Seller represents and warrants to Buyer that Seller is the sole legal and beneficial owner of and has good title to each Loan and the related Transferred Rights, free and clear of any mortgage, pledge, lien, security interest, charge, hypothecation, or other encumbrance, security agreement, security arrangement or adverse claim against title of any kind or agreement to create or effect any of the foregoing (in each case to the extent created by Seller), and each such Loan and the related Transferred Rights are not subject to any prior sale, transfer, assignment or participation by Seller or any agreement to assign, convey, transfer or participate, in whole or in part (in each case, other than Permitted Liens).

“Permitted Liens” shall mean (i) liens in favor of the “Trustee” under and as defined in the Loan and Security Agreement, dated as of September 28, 2010, by and among MCF Capital Management LLC, as loan manager, Seller, as borrower, each of the lenders from time to time party thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Delaware Trust Company, N.A., as trustee, and (ii) inchoate liens arising by operation of law.

5.          Assignment Fees. Notwithstanding Section 8 of the LSTA Standard Terms, in respect of any Loan for which Buyer acts as administrative agent, Buyer agrees to waive any and all Assignment Fees (as defined in the LSTA Standard Terms).

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6.          Confidentiality. Notwithstanding Section 21 of the LSTA Standard Terms, this Agreement is provided on the condition that neither party, its affiliates nor their representatives will disclose the existence or substance of this Agreement without the prior written consent of the other party, except disclosure may be made to those employees, officers and directors of such party and its affiliates (and the internal and external legal and financial advisors thereof), who have a need to know as a result of their being specifically involved in the proposed transaction, and then only on the basis that such matters will not be further disclosed by them. Nothing shall limit any disclosure as may be required by law, in connection with any legal proceedings relating to the proposed transaction, or in connection with any required notices or consents with respect to the transfer of any Loan. Seller and its affiliates may not refer to Buyer or any of its affiliates in any press release, advertisement or other publication related to the transactions contemplated by this agreement without Buyer’s prior written consent, it being understood and agreed that Seller shall in no event be prohibited from disclosing this Agreement or the details thereof (but not the information on Exhibit A) (a) in any required filings with the Securities and Exchange Commission or as otherwise required by law, (b) to the Seller’s board of directors, officers, professionals, consultants or other service providers who have a need to know such information, or (c) to the directors, officers, members or shareholders of the Seller’s affiliates.

7.          Further Assurances. Each of Buyer and Seller agrees to (a) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (b) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement.

8.          Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

9.          Conflict. In the event of any conflict between this Agreement on the one hand, and the LSTA Standard Terms on the other, this Agreement shall govern.

10.         Notices. All notices hereunder shall be delivered in writing, shall be addressed to the physical address, electronic mail address, or facsimile number specified by Seller or Buyer from time to time, and shall be effective upon receipt.

11.         Impact on Loan Services Arrangements. Subject to Section 5 hereof, nothing in this Agreement shall be deemed to affect any rights of Buyer in respect of the administration of a Loan and the related Transferred Rights pending the occurrence of the Settlement Date therefor.

12.         Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile or email transmission of a .pdf copy), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

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13.         Parties Benefitted. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by either party without the prior written consent of the other party. No person or entity shall be a third party beneficiary of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be executed as of the date first set forth above.

MADISON CAPITAL FUNDING LLC

By: ______________________
Name: **Justin Bentley**
Title: **Director**

Signature Page to Loan Portfolio Purchase Agreement

OFS CAPITAL WM, LLC

By: OFS Capital Corporation, its Administrative Manager

By: ________________________________

Name: Jeffrey A. Cerny

Title: Chief Financial Officer

Signature Page to Loan Portfolio Purchase Agreement

Agreed and Consented to:

OFS CAPITAL CORPORATION

By: Bilal Rashid
Name:
Title:

Signature Page to Loan Portfolio Purchase Agreement

EXHIBIT A

Description of Loans and Purchase Price Spreadsheet

See attached

Issuer		Asset	Commitment	Price	% of Total
1	Accella Holdings LLC	Term Loan	$3,314,505.00	98.0000000%	4.89%
2	Apex Companies, LLC.	Term Loan	3,666,087.22	98.4091324%	5.41%
3	Barcodes LLC	Term Loan	2,797,828.73	99.8484018%	4.13%
4	Behavioral Health Group	Term Loan A	4,474,582.17	99.6124429%	6.60%
5	Campus Televideo, Inc.	Term Loan	3,502,111.59	100.0000000%	5.16%
6	Captive Resources Midco LLC	Term Loan	4,803,963.07	100.0000000%	7.08%
7	Content Marketing, LLC	Term Loan	2,937,187.50	98.9400000%	4.33%
8	CSI Financial Services, LLC	Term Loan	2,880,585.49	100.0000000%	4.25%
9	Elements Behavioral Health, Inc.	Term Loan A	4,665,123.26	99.1793379%	6.88%
10	ICM Products Inc	Term Loan	2,041,347.38	98.4046804%	3.01%
11	Jameson LLC	Term Loan	1,422,638.03	100.0000000%	2.10%
12	JWC Environmental, LLC.	Term Loan	3,704,324.73	99.9880137%	5.46%
13	KODA Distribution Group, Inc.	Term Loan A	3,810,094.02	99.9179224%	5.62%
14	Media Source	Term Loan	2,257,557.15	97.4363014%	3.33%
15	Mold-Rite Plastics, LLC	Term Loan	3,837,403.48	99.8946347%	5.66%
16	OnePath Systems, LLC	Term Loan	2,185,954.21	100.0000000%	3.22%
17	Revspring Inc. (f/k/a Dantom Systems, Inc.)	Term Loan	4,398,426.19	99.3025114%	6.49%
18	Townsend Acquisition LLC	Term Loan	3,969,473.35	98.0000000%	5.85%
19	Vention Medical, Inc. (f/k/a MedTech Group, Inc.)	Term Loan	4,563,560.35	99.6250000%	6.73%
20	Young Innovations, Inc.	Term Loan A	2,573,930.77	97.7985160%	3.80%
			$67,806,683.68	99.2662695%	100.00%

EXHIBIT B

Form of LSTA Standard Terms

See attached

Standard Terms and Conditions for Par/Near Par Trade Confirmations
(Published by The Loan Syndications and Trading Association, Inc.® as of April 24, 2014)

The following are the Standard Terms and Conditions for Par/Near Par Trade Confirmations (“Standard Terms and Conditions”) published by the Loan Syndications and Trading Association, Inc.® (the “LSTA”) as of April 24, 2014. Capitalized terms used and not defined in these Standard Terms and Conditions shall have the respective meanings ascribed thereto in the LSTA Par/Near Par Trade Confirmation (the “Confirmation”) which incorporates these Standard Terms and Conditions by reference. Annex I sets forth the capitalized terms defined in these Standard Terms and Conditions or in the Confirmation and the respective sections herein, if any, in which such capitalized terms are defined. As used herein, the term “Transaction” means the transaction(s) contemplated by the Confirmation.

1.	Target Settlement/Settlement Date/Transfer of Debt: The transfer of the Purchase Amount (as defined below) of the Debt (as defined below) specified in the Confirmation shall be effected as soon as practicable on or after the Trade Date. Any alternative agreement between Buyer and Seller as to a targeted date of settlement shall be specified in the Confirmation. The date payment of the Purchase Price (as defined below) occurs against such transfer is the “Settlement Date” hereunder. Trades that do not settle on a timely basis are subject to the provisions regarding compensation for delayed settlement in accordance with the provisions of Section 6, “Compensation for Delayed Settlement,” below.

Unless an alternative election is made in the “Form of Purchase” section of the Confirmation, the form of purchase of the Purchase Amount of the Debt shall be an assignment.

If Buyer and Seller are unable to effect settlement of the Transaction as specified in the Confirmation, a valid and binding obligation to settle the trade nevertheless continues to exist between Buyer and Seller. If a Transaction that is to be settled by assignment cannot be settled on such basis, such Transaction shall be settled as a participation; provided that if settlement by participation cannot be effected, the Transaction shall be settled on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade; provided, further, that if “Assignment Only” is elected in the “Form of Purchase” section of the Confirmation (an “Assignment Only Election”) and the Transaction cannot be settled on such basis, Buyer and Seller shall not settle the Transaction as a participation but shall instead settle on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade.

2.	Purchase Amount/Type of Debt: The amount(s) and type(s) of debt specified in the “Purchase Amount/Type of Debt” section of the Confirmation shall be the “Purchase Amount” and “Debt”, respectively, hereunder. Unless otherwise specified in the Confirmation, any Debt identified as (a) term loan indebtedness is fully funded Debt with no further funding obligations, and (b) revolving credit or letter of credit facilities may be subject to further funding and the Purchase Amount includes both funded principal and unfunded commitments (including commitments to participate in letters of credit). If a commitment is indicated, Buyer is assuming all unfunded commitments relating to the Purchase Amount of the Debt unless otherwise specified in the Confirmation. Unless otherwise specified in the Confirmation, Buyer is assuming the obligation to purchase (or to cause a designee to purchase) the Debt as such Debt may be reorganized, restructured, converted or otherwise modified.

LSTA EFFECTIVE APRIL 24, 2014	Copyright © LSTA 2014. All rights reserved.

3.	Permanent Reductions: The economic benefit of permanent commitment reductions and permanent repayments of principal (collectively, “Permanent Reductions”) shall be allocated as provided in Section 4, “Purchase Price Calculation,” below.

4.	Purchase Price Calculation: Except as otherwise set forth in the next succeeding paragraph of this Section 4 with regard to a Multi-Currency Commitment (as defined below), Buyer shall pay Seller a purchase price (the “Purchase Price”) (or, if such calculations produce a negative number, Seller shall pay Buyer a Purchase Price) for the Purchase Amount of the Debt on the Settlement Date equal to (a) the Purchase Rate multiplied by the funded principal amount of such Purchase Amount as of the Settlement Date minus (b) (100% minus the Purchase Rate) multiplied by the unfunded commitments (if any), which shall include the face amount of any issued but undrawn letter of credit, assumed by Buyer as of the Settlement Date minus (c) (100% minus the Purchase Rate) multiplied by any Permanent Reductions on or after the Trade Date minus (d) any Non-Recurring Fees (as defined below) received by Seller on or before the Settlement Date. The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 6, “Compensation for Delayed Settlement,” below, and Assignment Fees or Consent to Transfer Fees (each as defined below) payable in accordance with Section 8, “Assignment Fees and Consent to Transfer Fees,” below.

With respect to a Multi-Currency Commitment, Buyer shall pay Seller a Purchase Price (or, if such calculations produce a negative number, Seller shall pay Buyer a Purchase Price) for the Purchase Amount of the revolving or delayed draw commitment portion, as the case may be, of the Debt on the Settlement Date equal to (a) 100% multiplied by the funded principal amount of such revolving or delayed draw loans as of the Settlement Date in the applicable currency of the funded portion of the revolving or delayed draw loans minus (b) (100% minus the Purchase Rate) multiplied by the Purchase Amount as of the Settlement Date in the Master Currency (as defined below) minus (c) (100% minus the Purchase Rate) multiplied by any Permanent Reductions on or after the Trade Date minus (d) any Non-Recurring Fees received by Seller on or before the Settlement Date. For purposes of the calculation referred to in clause (b) above, the applicable foreign exchange rate shall be the spot rate effective on a Business Day (as defined below) that is no earlier than three (3) Business Days prior to the Settlement Date, as agreed upon by the parties. The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 6, “Compensation for Delayed Settlement,” below, and Assignment Fees or Consent to Transfer Fees payable in accordance with Section 8, “Assignment Fees and Consent to Transfer Fees,” below. Except for the foregoing specific computations, all other computations shall otherwise be made in the relevant currency in accordance with the calculations set forth in the immediately preceding paragraph of this Section 4.

As used herein:

“Multi-Currency Commitment” means a commitment that is, as of the Settlement Date, subject to one or more borrowings in one or more currencies other than the Master Currency.

“Master Currency” means the currency in which the Facility is principally denominated.

5.	Interest Payments and Fees: Interest and accruing ordinary course fees (such as commitment, facility and letter of credit fees) payable in connection with the Debt pursuant to the Credit Agreement from and after the Trade Date are referred to herein as “Interest and Accruing Fees;” provided that Interest and Accruing Fees shall not include any paid-in-kind interest, fees or other amounts paid or payable in connection with the Debt pursuant to the Credit Documents (as defined below) (such amounts, including any paid-in-kind interest, fees or other amounts paid or payable in kind in connection with the Debt pursuant to the Adequate Protection Order (as defined below), “PIK Interest”). Amendment, consent, waiver and other similar non-ordinary course fees that are paid in connection with the Debt pursuant to the Credit Agreement (as amended, supplemented, restructured or otherwise modified) from and after the Trade Date, and any other amounts paid in connection with the Debt pursuant to the Credit Agreement (as amended, supplemented, restructured or otherwise modified) from and after the Trade Date not constituting Interest and Accruing Fees or PIK Interest are referred to herein as “Non-Recurring Fees.”

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All Interest and Accruing Fees are calculated at the contractual rates as in effect at the relevant time(s) under the Credit Agreement. Any upfront fee shall be paid by the party and on the date specified in the Confirmation.

Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, all Non-Recurring Fees and unreimbursed fee or expense claims related to the Debt under or in connection with the Credit Documents, the Adequate Protection Order or the transactions related thereto or contemplated thereby shall be for the account of Buyer. Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, all PIK Interest shall be allocated on a “trades flat” basis as follows, regardless of how Interest and Accruing Fees are allocated: (a) PIK Interest that is capitalized or accreted prior to the Trade Date shall be included in the principal portion of the Purchase Amount and shall be subject to the application of Section 4, “Purchase Price Calculation,” above; (b) PIK Interest that is capitalized or accreted on or after the Trade Date shall be for the account of Buyer for no additional consideration; and (c) PIK Interest that has accrued but not yet capitalized or accreted as of the Settlement Date shall be for the account of Buyer upon capitalization or accretion for no additional consideration.

Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, “Settled Without Accrued Interest” shall apply. Subject to the application of Section 6, “Compensation for Delayed Settlement,” below, all Interest and Accruing Fees accrued but unpaid before the Settlement Date shall be for the account of Seller. Buyer shall pay to Seller any such Interest and Accruing Fees promptly upon any receipt thereof by Buyer; so long as such amounts are received by Buyer (a) on or before the due date thereof or the expiration of any applicable grace period, each as specified in the Credit Agreement as in effect on the Trade Date (or, if no such grace period exists, the expiration of thirty (30) days from such due date), and (b) before a default by any obligor(s) in connection with any other payment obligations of such obligor(s) under the Credit Agreement. Otherwise, such Interest and Accruing Fees (if and when paid, whether to Seller or Buyer) and any other accrued amounts due from and after the Settlement Date shall be for the account of Buyer, and Seller shall not be entitled to any part thereof.

If “Paid on Settlement Date” is specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, subject to the application of Section 6, “Compensation for Delayed Settlement,” below, all Interest and Accruing Fees paid by the obligor(s) to but excluding the Settlement Date shall be for the account of Seller and an amount equal to the accrued but unpaid amount of Interest and Accruing Fees to but excluding the Settlement Date (the “Paid On Settlement Date Amount”) shall be paid by Buyer to Seller on the Settlement Date. If the obligor(s) thereafter pay(s) the Paid On Settlement Date Amount to Buyer, Buyer shall be entitled to keep such amount. If, however, the Paid On Settlement Date Amount is paid to Seller by the obligor(s), Seller shall promptly pay such amount to Buyer. If the obligor(s) fail(s) to pay the Paid On Settlement Date Amount, Seller shall not be required to reimburse Buyer for such amount. Notwithstanding the definition of Interest and Accruing Fees set forth above, for the purposes of calculating the Paid on Settlement Date Amount, the reference to “Trade Date” within such definition shall be deemed to be a reference to the date on which the interest period (or portion thereof) commences under the Credit Agreement in which the Trade Date falls and for which the obligor(s) has (have) not paid to Seller the accrued interest.

Partial payments of interest shall be applied in the inverse order of payment dates unless otherwise specified in the Credit Agreement.

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Any party that has received funds to which the other party is entitled under this Section 5 shall pay over such funds to the other party (a) on the Settlement Date, if such funds were received on or prior to the Settlement Date, by way of a credit to the other party in the Purchase Price calculations, or (b) on or before the date that is two (2) Business Days after receipt, if such funds were received after the Settlement Date.

As used herein, “Business Day” means any day that is not a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.1 In addition, solely for purposes of determining the Commencement Date (as defined below), Business Day excludes any day on which the New York Stock Exchange is closed.2 For purposes of determining the LIBO Rate (as defined below), Business Day means any day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank market.

6.	Compensation for Delayed Settlement: If settlement occurs on a Delayed Settlement Date, then for each day during the Delay Period:

(a) Buyer shall pay Seller (or if Seller is required to pay Buyer the Purchase Price, Seller shall pay Buyer) on the Delayed Settlement Date an amount equal to interest that would accrue for each day during the Delay Period at the Average LIBO Rate (as defined below) on an amount equal to the Purchase Price calculated as of the Commencement Date according to the applicable method described in Section 4, “Purchase Price Calculation,” above (but without adjustment for delayed compensation payable hereunder or any Assignment Fees or Consent to Transfer Fees) substituting the phrase “Commencement Date” for the phrase “Settlement Date” appearing therein (and utilizing the loan and commitment amounts outstanding on the Commencement Date); provided that if the Purchase Price so calculated as of the Delayed Settlement Date (but without adjustment for delayed compensation payable hereunder or any Assignment Fees or Consent to Transfer Fees (the “Gross Purchase Price”), and which calculation may result in a payment obligation for the party other than the party obligated under the calculation made as of the Commencement Date) has increased or decreased more than 25% from the Purchase Price so calculated as of the Commencement Date, then such payment or payments (as applicable) shall be calculated based on the Gross Purchase Price so calculated on each day during the Delay Period.

(b) If the Debt is a Performing Loan, then a credit to the Purchase Price shall be given by Seller to Buyer on the Delayed Settlement Date (free of any withholding, setoff, recoupment or deduction of any kind except as required by law and regardless of whether paid or otherwise credited to Seller) in an amount equal to Interest and Accruing Fees and, if applicable, Adequate Protection Payments accrued with respect to the Purchase Amount of the Debt and allocable to the Delay Period. If the obligor(s) fail(s) to pay on or prior to the scheduled due date thereof (taking into account any applicable grace period) in accordance with the Credit Agreement or the Adequate Protection Order (in each case as in effect on the Delayed Settlement Date), any Interest and Accruing Fees or Adequate Protection Payments that were credited to Buyer on the Delayed Settlement Date pursuant to this Section 6, then Buyer shall, upon demand by Seller, pay Seller an amount equal to the portion of such Interest and Accruing Fees or Adequate Protection Payments that were not paid to Seller, plus interest that would accrue for each day on such amounts at the Federal Funds Rate (as defined below) in effect for such date of demand.

As used herein:

1 The Holiday Schedule for the Federal Reserve Bank of New York may be found at www.newyorkfed.org/aboutthefed/holiday_schedule.html.

2 The Holiday Schedule for the New York Stock Exchange may be found at

www.nyse.com/Frameset.html?displayPage=/about/1022963613686.html.

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“Adequate Protection Order” means any order of the relevant bankruptcy court authorizing or ordering any obligor(s) to make adequate protection payments to the lenders.

“Adequate Protection Payments” means, with respect to the Debt, amounts (other than PIK Interest) authorized and/or ordered to be paid as adequate protection for Interest and Accruing Fees on the loans and obligations owed under the Credit Agreement under an Adequate Protection Order.

“Average LIBO Rate” means, for the Delay Period (i) the sum of all the individual LIBO Rates for each day in the period from (and including) the date two (2) Business Days before the Commencement Date and to (but excluding) the date that is two (2) Business Days before the Delayed Settlement Date (ii) divided by the total number of days in such period.3

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Commencement Date” means (a) for Early Day Trades, the date fourteen (14) Business Days after the Trigger Date and (b) for all other trades, the date seven (7) Business Days after the Trade Date.

“Credit Linked Deposits” means a deposit made by a lender into a designated account pursuant to the Credit Agreement in connection with the unutilized portion of such lender’s commitment to the Borrower under the Credit Agreement.

“Delay Period” means the period from (and including) the Commencement Date to (but excluding) the Delayed Settlement Date.

“Delayed Settlement Date” means the date following the Commencement Date on which settlement actually occurs.

“Early Day Trade” means a trade for which the Trade Date is a date on or before the sixth (6th) Business Day following the Trigger Date for such trade.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the parties from three federal funds brokers of recognized standing selected by the parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“LIBO Rate” means, for any day, the 1-month London Interbank Offered Rate for deposits in the applicable currency as set by the British Bankers Association (or the successor thereto if the British Bankers Association is no longer making a London Interbank Offered Rate available) (“BBA”) and published by the BBA at approximately 11:00 a.m. London time on such day. For any day that is not a Business Day, the LIBO Rate for such day shall be the rate published by the BBA on the immediately preceding Business Day.

3 When calculating the Average LIBO Rate, parties may find it helpful to visit www.averagelibor.com (the “Website”). On the terms described therein, the Website permits users to enter the start date and the end date for any period and obtain the Average LIBO Rate for such period. Please see the relevant LSTA Market Advisory for more information about the Website.

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“Performing Loan” means any Debt (including, without limitation, Credit Linked Deposits) with respect to which either (i) Interest and Accruing Fees are being paid as of the Commencement Date on the terms specified in the Credit Agreement as in effect on the Trade Date or (ii) if the Borrower is a debtor under the Bankruptcy Code, Adequate Protection Payments are being paid as of the Commencement Date.

“Trigger Date” for a trade is the date of initial funding under the Credit Agreement that governs the Debt, unless there is no funding of any facilities under the Credit Agreement at or about the time it becomes effective, in which case the “Trigger Date” is the date the Credit Agreement is executed and delivered.

7.	Breakfunding: No breakfunding compensation shall be paid for settlement of a Transaction on a day other than an interest payment date in respect of the Debt unless otherwise specified in the Confirmation.

8.	Assignment Fees and Consent to Transfer Fees: Unless otherwise specified in the Confirmation, (a) any recordation, processing or similar fee payable to the administrative agent or otherwise under the Credit Agreement in connection with an assignment (“Assignment Fees”) shall be split equally between Buyer and Seller and shall be paid in such amount as specified in the Credit Agreement and (b) any transfer fee payable to the grantor in connection with the transfer of a participation (“Consent To Transfer Fees”) shall be paid by Seller in such amount as specified in the applicable participation agreement (or if not so specified, in a reasonable amount requested by the grantor).

9.	Costs and Expenses: Each of Buyer and Seller shall bear its respective costs and expenses in connection with the Transaction. Seller shall be responsible for all costs, fees and expenses in respect of the Debt that are chargeable to lenders under the terms of the Credit Documents and that are attributable to any period prior to but excluding the Settlement Date. Buyer shall be responsible for all costs, fees and expenses in respect of the Debt that are chargeable to lenders under the terms of the Credit Documents and that are attributable to any period from and after the Settlement Date.

10.	Transfer Documentation: In the case of an assignment, the parties shall execute an assignment (or similar) agreement in the form stipulated in the Credit Agreement (if so stipulated) or, in the absence of same, a reasonably acceptable assignment agreement containing customary provisions for the purchase and sale of par/near par loan assets. In the case of a participation, unless otherwise specified in the Confirmation, the parties shall execute a participation agreement substantially similar to the LSTA form of Participation Agreement for Par/Near Par Trades most recently published by the LSTA and in existence on the Trade Date. Any such referenced assignment agreement or participation agreement is hereinafter referred to as the “Transfer Documentation.” Unless otherwise specified in the Confirmation, the Transfer Documentation shall be prepared, and any required consents shall be obtained, by Seller. Seller shall use reasonable efforts to send to Buyer the Confirmation no later than one (1) Business Day after the Trade Date. Buyer shall use reasonable efforts to send to Seller the executed Confirmation (or any requested changes thereto) no later than one (1) Business Day after Buyer’s receipt of the Confirmation from Seller. Seller shall use reasonable efforts to furnish to Buyer drafts of the applicable Transfer Documentation within three (3) Business Days after the Trade Date and, in the case of an assignment, the parties shall endeavor to execute and deliver to the administrative agent an assignment agreement within three (3) Business Days after the Trade Date.

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As specified in this paragraph, Buyer and Seller shall use reasonable efforts to comply with the following timeline:

By: T + 1 →	By: T + 2 →	By: T + 3 →	By: T + 3
Sender delivers Confirmation to Counterparty	Counterparty returns executed Confirmation (or requested changes thereto) to Sender	Sender delivers draft Transfer Documentation to Counterparty	In case of assignment, parties shall deliver executed assignment to Agent

11.	Credit Documents; Confidentiality Agreement: If (a) “Yes” is specified in the Confirmation with respect to Credit Documents, (b) Buyer is not a lender on the Trade Date and (c) Buyer has requested such documents on or prior to the Trade Date, then Seller shall use commercially reasonable efforts to furnish Buyer, or provide access to Buyer, as promptly as practicable on or after the Trade Date, a true and complete copy of the Credit Agreement (including exhibits and schedules thereto) and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect, and any other Credit Documents reasonably requested by Buyer. If required by the Credit Agreement and/or requested by Seller, prior to Buyer’s receipt of any such Credit Documents, Buyer shall execute and deliver to Seller a confidentiality agreement in the form stipulated in the Credit Agreement or, in the absence of same, a mutually acceptable confidentiality agreement containing customary terms.

The effectiveness of the trade is not subject to receipt by Buyer of Credit Documents prior to the Trade Date. Seller may provide to Buyer the requested Credit Documents at any time on or prior to the execution and delivery of the Transfer Documentation.

“Credit Documents” means the Credit Agreement and all guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith.

12.	Participations: If the Transaction is settled as a participation: (a) unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, subject to the terms of the Credit Agreement, Seller shall grant or refrain from granting voting rights to Buyer on and after the Settlement Date, and if voting rights are granted, Seller shall vote or refrain from voting pursuant to and to the extent provided under the terms of a participation agreement substantially similar to the LSTA Form of Participation Agreement for Par/Near Par Trades most recently published by the LSTA and in existence on the Trade Date, and (b) unless the parties agree otherwise at the time of trade, Seller may require Buyer to post with Seller collateral for any unfunded portion of a revolving loan/commitment in which Buyer participates (and “Yes” shall be specified in the “Collateral Annex Applicable” section of the Confirmation and opposite “Collateral Annex Applicable” in the Transaction Summary of such participation agreement), and (c) subject to the terms of the Credit Agreement, upon the request of either Seller or Buyer, each party shall use commercially reasonable efforts and take such actions as are necessary, as soon as reasonably practicable, to cause Buyer or any actual or prospective transferee or subparticipant mutually acceptable to Seller and Buyer with respect to all or any portion of the participated Debt to become a lender of record under the Credit Agreement with respect thereto, all pursuant to and to the extent provided under the terms of a participation agreement substantially similar to the LSTA Form of Participation Agreement for Par/Near Par Trades most recently published by the LSTA and in existence on the Trade Date (and “Yes” shall be specified opposite “Elevation” in the Transaction Summary of such participation agreement).

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13.	Syndicate Information: Unless otherwise specified in the Confirmation, Buyer represents to Seller that (a) Buyer is sophisticated, understands the nature and importance of Syndicate Information (as defined in the Confidential Information Supplement to the LSTA Code of Conduct, as amended, supplemented or otherwise modified from time to time) and the manner in which such information can be obtained and has requested such information from Seller in connection with the Transaction, if it so desired such information and (b) where it has not requested Syndicate Information in connection with such Transaction it has otherwise obtained such information as it has deemed appropriate under the circumstances to make an informed decision regarding the Transaction without reliance on Seller. If Buyer has requested Seller to provide Syndicate Information, and Seller has agreed to provide such information to Buyer, unless otherwise agreed, Seller represents to Buyer that Seller has used reasonable efforts to maintain Syndicate Information and that it has disclosed to Buyer all material Syndicate Information retained by it as of the Trade Date. Unless otherwise specified, Buyer acknowledges to Seller that (i) such Syndicate Information has been disclosed to it, (ii) the Syndicate Information so disclosed may not be complete because Seller may not have retained all such information and (iii) Buyer has taken all steps it deems necessary under the circumstances to assure that it has the information it deems appropriate to make an informed decision regarding the Transaction. Subject to the foregoing, if Buyer has requested Seller to provide Syndicate Information, and Seller has agreed to provide such information to Buyer, Seller shall use commercially reasonable efforts to provide to Buyer (if Buyer is not already a lender as of the Trade Date) notice with respect to all amendments and waivers of the Credit Documents arising between the Trade Date and the Settlement Date (but Seller need not solicit a vote from Buyer with respect to any such amendment or waiver). Buyer agrees to keep all Syndicate Information disclosed to it confidential in accordance with the terms of the confidentiality provisions of the Credit Agreement. Buyer acknowledges that Syndicate Information may include material non-public information concerning any obligors(s), or the securities of the obligor(s), that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

14.	Principal/Agency Status: Each of Buyer and Seller shall indicate in the Confirmation whether it is acting as a principal or an agent in the Transaction. If applicable, each of Buyer and Seller shall identify in the Confirmation (or in separate Confirmations) the specific funds that are counterparties and the appropriate allocations in respect thereof. A Buyer or Seller that holds itself out in the Confirmation as a “principal” is directly liable for the completion of the Transaction. A principal may, however, specify in the Confirmation that it is acting as a riskless principal if it has on or prior to the Trade Date agreed with the other party that its obligation to complete the Transaction is subject to successful completion of the purchase from or sale to a third party of the Debt specified in the Confirmation (“Riskless Principal”).

A Buyer or Seller that holds itself out to a counterparty in the Confirmation as an “agent” acts on behalf of one or more principals to the Transaction. A Buyer or Seller that holds itself out as an agent in the Confirmation and discloses the identity of such principal(s) in the Confirmation (a) is not liable to such counterparty for the successful completion of the Transaction (unless the parties otherwise agree), and (b) except as expressly provided herein, shall have no liability or obligation to such counterparty in connection with the Transaction. A Buyer or Seller that holds itself out as an agent and does not disclose the identity of such principal(s) in the Confirmation will be liable to the counterparty as agent for an undisclosed principal to the extent provided under applicable New York law. A Buyer or Seller that indicates in the Confirmation its status as an agent represents to the counterparty that it is authorized to bind its principal(s) to the terms of the Transaction.

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15.	Nonreliance: Each of Buyer and Seller represents and warrants to the other that (a) it is a sophisticated buyer or seller (as the case may be) with respect to the Transaction, (b) it has, or has access to, such information as it deems appropriate under the circumstances concerning, among other things, the obligor(s)’s business and financial condition to make an informed decision regarding the transfer of the Debt, and (c) it has independently and without reliance on the other party, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into the Transaction, except that Buyer and Seller have each relied upon the express representations, warranties, covenants, agreements and indemnities made by the other in the Confirmation. Each of Buyer and Seller acknowledges that the other has not given it any investment advice or opinion on whether the Transaction is prudent. Except as otherwise provided in the Confirmation and these Standard Terms and Conditions (including with respect to Syndicate Information), Buyer has not relied, and will not rely, on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition, or business of the obligor(s), or any other matter concerning the obligor(s). Each of Buyer and Seller acknowledges that (i) the other party currently may have, and later may come into possession of, information regarding the Debt or the obligor(s) that is not known to it and that may be material to a decision to enter into the Transaction (“Excluded Information”), (ii) it has determined to enter into the Transaction notwithstanding its lack of knowledge of the Excluded Information, and (iii) the other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party, with respect to the nondisclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in the Confirmation or these Standard Terms and Conditions.

16.	Buy-in/Sell-out: If, in the case (i) of an Assignment Only Election, (ii) where an election of “Assignment” is made in the “Form of Purchase” section of the Confirmation or (iii) where no election is made in the “Form of Purchase” section of the Confirmation, where the transfer and eligibility provisions of the Credit Agreement permit an assignment of the Purchase Amount of the Debt to Buyer, Buyer and Seller are unable to effect settlement on or prior to the BISO Trigger Date (as defined below) due to the failure of either Buyer or Seller to perform its Settlement Delivery Obligations (as defined below) on or before the BISO Trigger Date, then the performing party may send to the nonperforming party, at any time thereafter, a written notice (a “BISO Notice”) advising of the performing party’s intent to terminate its obligations under the Confirmation and to effect a cover transaction in respect of the specified Debt, unless within five (5) Business Days following delivery of such BISO Notice (the “Cure Period”), the nonperforming party has performed its Settlement Delivery Obligations or, if the nonperforming party is Seller, the nonperforming party has performed its Upstream BISO Obligations (as defined below). Such cover transaction is a “buy in” if Buyer purchases the specified Debt from a counterparty other than the original Seller, and is a “sell out” if Seller sells the specified Debt to a counterparty other than the original Buyer. Such BISO Notice shall be substantially in the form most recently published by the LSTA and in existence on the Trade Date[4], and the nonperforming party receiving such BISO Notice shall promptly acknowledge receipt of same; provided that any failure by the nonperforming party to acknowledge the receipt of the BISO Notice sent in accordance with the provisions of Section 19, “Notices,” below shall in no way diminish the effectiveness thereof. If the nonperforming party does not perform its Settlement Delivery Obligations or, if the nonperforming party is Seller, its Upstream BISO Obligations prior to the expiration of the Cure Period, (i) except for the rights and obligations under this Section 16, Section 17, “Buy-in Damages,” below and Section 18, “Sell-out Damages,” below, and subject to the following paragraph, the obligations of the parties under the Confirmation shall be terminated; (ii) the performing party shall use reasonable commercial efforts to identify a third-party substitute counterparty and to agree to trade terms for the cover transaction with such counterparty; (iii) if such a substitute counterparty is identified and such trade terms are agreed upon, the performing party shall effect the cover transaction with such substitute counterparty, the trade date of the cover transaction (the “Close-Out Trade Date”) being the date of execution by the parties thereto of the trade confirmation for such cover transaction, which transaction shall not be conditioned upon the cover price thereunder not being disputed by the nonperforming party hereunder (the “Close-Out Confirmation”). Notice of the cover price shall be sent to the nonperforming party within one (1) Business Day following the Close-Out Trade Date. If the nonperforming party disputes the reasonableness of the cover price, it shall send written notice to the performing party of such dispute no later than the second Business Day after receipt of notice of such cover price. Such price dispute shall be submitted to binding arbitration pursuant to, and shall be governed in all respects by, the “Rules Governing Arbitration between Loan Traders with regard to Cover Price for Trades that Do Not Settle by BISO Trigger Date” (the “Arbitration Rules”) in existence on the Trade Date. Such written submission notice (the “Arbitration Notice”) shall be substantially in the form most recently published by the LSTA and in existence on the Trade Date. With respect to any arbitration conducted pursuant to the Arbitration Rules, Buyer and Seller waive any right to a hearing and acknowledge that the arbitrators shall not be required to take an oath.

4 Note that the form of BISO Notice, if sent by Seller, shall include a representation that Seller holds the specified Debt as of the date of delivery of such BISO Notice.

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Notwithstanding the foregoing, if the performing party fails to identify such a substitute counterparty or agree upon such cover transaction trade terms within ten (10) Business Days following the expiration of the Cure Period, then the performing party will promptly notify the nonperforming party in writing of such failure and (i) subject to (iii) below, the obligations of the parties under the Transaction shall remain in full force and effect, (ii) subject to (iii) below and if the Transaction under (i) cannot be settled on such basis, both parties will in good faith consider other alternatives to settle or resolve the failed trade by mutual consent and (iii) the performing party may not send any further BISO Notices or effect any further cover transaction in connection with the Transaction without the nonperforming party’s consent.

As used herein:

“BISO Trigger Date” means (a) for Early Day Trades, the date that is fifteen (15) Business Days after the later of the Trade Date and the Trigger Date and (b) for all other trades, the date that is fifteen (15) Business Days after the Trade Date.

“Settlement Delivery Obligations” means the obligation of Seller and Buyer, as applicable, (i) to execute and deliver to the other party the Confirmation and (ii) to execute and deliver to the other party (and for the party charged with obtaining required consents, to the administrative agent) for purposes of settling the Transaction its signature to the assignment agreement described in Section 10, “Transfer Documentation,” above.

For the avoidance of doubt:

(1) except for the provisions of this subsection (1) itself, the provisions of this Section 16 will not apply if, prior to the Close-Out Trade Date, the parties otherwise have settled the Transaction on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade;

(2) the provisions of this Section 16 will not apply to a Transaction with respect to which either (A) ”Participation” is elected in the “Form of Purchase” section of the Confirmation or (B) on or before the BISO Trigger Date (x) either party has given written notice to the other party that it has reasonably determined pursuant to the transfer and eligibility provisions of the Credit Agreement that, or (y) the parties have mutually agreed that, the Transaction cannot settle by assignment but must settle by participation;

(3) the failure to obtain necessary third-party consents or acknowledgements to or other approvals for settlement of any assignment required pursuant to the transfer and eligibility provisions of the Credit Agreement shall not constitute a failure by Seller or Buyer to perform its Settlement Delivery Obligations;

(4) the party failing to perform its Settlement Delivery Obligations in the time and manner described above is the “nonperforming party”;

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(5) the party performing its Settlement Delivery Obligations in the time and manner described above is the “performing party”;

(6) the performing party may exercise, but shall be under no obligation to exercise, its rights under this Section 16, and in so exercising such rights the performing party need not establish that it acted in good faith or engaged in commercially reasonable conduct prior to its performing its Settlement Delivery Obligations in the time and manner described above and the exercise of rights by the performing party under this Section 16 shall not be subject to any defense of the nonperforming party’s having acted in good faith or having engaged in commercially reasonable conduct provided the performing party has performed its Settlement Delivery Obligations in the time and manner described above;

(7) if neither party performs its Settlement Delivery Obligations in the time and manner described above then there is no “performing party”;

(8) no exercise of rights under this Section 16 shall preclude, before consummation of a cover transaction under this Section 16 and payment of applicable damages under Section 17, “Buy-in Damages,” below or Section 18, “Sell-out Damages,” below as applicable or other settlement on the basis of a mutually agreeable alternative structure or other arrangement, the exercise of any other right or remedy provided by law;

(9) notwithstanding subsection (3) above, Seller shall not be deemed to be a performing party hereunder and its Settlement Delivery Obligations shall not be satisfied unless Seller also holds the specified Debt as of the date of its delivery of the BISO Notice;

(10) if the party charged with preparing or otherwise producing the assignment agreement described in Section 10, “Transfer Documentation,” above has not done so on or before the date that is two (2) Business Days prior to the BISO Trigger Date, and after such date but on or before the BISO Trigger Date the other party has sent written notice to such nondelivering party certifying that it is ready, willing and able to execute and deliver its signature to such assignment agreement to the nondelivering party for purposes of settling the Transaction, then the certifying party shall be (i) deemed to be a performing party hereunder and to have satisfied its Settlement Delivery Obligations by the BISO Trigger Date and (ii) entitled to exercise but not obligated to exercise its rights as a performing party under this Section 16; and

(11) if (i) Buyer is the performing party, (ii) as of the date of Seller’s receipt from Buyer of the BISO Notice Seller does not hold the specified Debt and (iii) prior to the expiration of the Cure Period Seller (A) delivers to Buyer a fully executed copy of the trade confirmation or trade confirmation(s) (with the purchase price and purchase rate thereunder redacted) which Seller has entered into to purchase not less than the principal amount of the specified Debt on terms containing the provisions set forth in this Section 16 through Section 21, “Confidentiality of Terms of Transaction,” below, and with a trade date or trade dates not later than the date that is five (5) Business Days after the Trade Date (individually and collectively, the “Upstream Confirmation”) and (B) certifies in writing to Buyer simultaneously with such delivery that (a) to the extent of the Purchase Amount of the Debt, the Upstream Confirmation has not been delivered previously and will not be delivered subsequently to satisfy obligations under another trade confirmation analogous to Upstream BISO Obligations hereunder, (b) Seller has performed or will perform by the time required under the Upstream Confirmation as the performing party thereunder all obligations under the Upstream Confirmation analogous to its Settlement Delivery Obligations hereunder, (c) if the counterparty(ies) under the Upstream Confirmation has (have) not performed or shall have not performed by the time(s) required under the Upstream Confirmation as a performing party thereunder all obligations thereunder analogous to Settlement Delivery Obligations hereunder, Seller has delivered or will deliver to such counterparty(ies) prior to the expiration of the Cure Period, in each case as the performing party thereunder, a notice analogous to the BISO Notice hereunder in order to commence against such counterparty(ies) the exercise of its rights as a performing party analogous to those rights under this Section 16, (d) Seller will use reasonable commercial efforts to commence the buy-in(s) promptly upon the failure of such counterparty(ies) under the Upstream Confirmation to perform obligations analogous to Settlement Delivery Obligations or Upstream BISO Obligations hereunder prior to the expiration of the period thereunder analogous to the Cure Period hereunder and (e) upon Buyer’s timely request, Seller will provide further written certification or other evidence that it has performed the foregoing actions and fully enforced its rights analogous to those contained in this Section 16 as a performing party under the Upstream Confirmation (such delivery and certification, “Upstream BISO Obligations”), then subject to subsection (8) above, Buyer shall not be entitled to exercise any further rights as a performing party against Seller under this Section 16 without Seller’s consent.

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17.	Buy-in Damages: Seller shall pay to Buyer on the settlement date (as determined in accordance with the Close-Out Confirmation) of the buy-in cover transaction (a) if the buy-in cover price exceeds the original Purchase Price for the specified Debt, the amount of such excess[5], plus (b) any delayed compensation payable in accordance with Section 6, “Compensation for Delayed Settlement,” above with respect to the Purchase Price for each day from (and including) the Commencement Date for the failed trade to (but excluding) the date that is the earlier of (i) the actual settlement of the buy-in cover transaction or (ii) seven (7) Business Days following the Close-Out Trade Date. If the foregoing calculations produce a negative number, Buyer shall pay the net payment to Seller.

18.	Sell-out Damages: Buyer shall pay to Seller on the settlement date (as determined in accordance with the Close-Out Confirmation) of the sell-out cover transaction (a) if the sell-out cover price is less than the original Purchase Price for the specified Debt, the amount of such shortfall[6], plus (b) any delayed compensation payable in accordance with Section 6, “Compensation for Delayed Settlement,” above with respect to the Purchase Price for each day from (and including) the Commencement Date for the failed trade to (but excluding) the date that is the earlier of (i) the actual settlement of the sell-out cover transaction or (ii) seven (7) Business Days following the Close-Out Trade Date. If the foregoing calculations produce a negative number, Seller shall pay the net payment to Buyer.

19.	ERISA Representations: Seller represents to Buyer that at least one of the following is true: (i) no interest in the Purchase Amount of the Debt is being sold by or on behalf of one or more “employee benefit plans” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code or any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan,” (collectively, “Benefit Plans”), (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the Purchase Amount of the Debt, or (iii) the Purchase Amount of the Debt is being sold by the Seller from a fund managed by a Qualified Professional Asset Manager within the meaning of Part V of PTE 84-14, such Manager made the investment decision on behalf of the Seller to sell the Purchase Amount of the Debt to the Buyer as contemplated by this Agreement, and the sale of the Purchase Amount of the Debt hereunder satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and to the best knowledge of the individual making the investment decision to transfer the Purchase Amount of the Debt on behalf of the Seller, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied.

5 If the original Purchase Price for the specified Debt exceeds the buy-in cover price, then Buyer shall pay to Seller the amount of such excess.

6 If the original Purchase Price for the specified Debt is less than the sell-out cover price, then Seller shall pay to Buyer the amount of such shortfall.

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Buyer represents to Seller that at least one of the following is true: (i) no interest in the Purchase Amount of the Debt is being acquired by or on behalf of an entity that is, or at any time while the Purchase Amount of the Debt is held thereby will be, one or more Benefit Plans, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the purchase and holding of the Purchase Amount of the Debt and the exercise of Buyer’s rights thereunder, or (iii) the funds being used by Buyer to purchase the Purchase Amount of the Debt are from a fund managed by a Qualified Professional Asset Manager within the meaning of Part V of PTE 84-14, such Manager made the investment decision on behalf of the Buyer to purchase the Purchase Amount of the Debt from the Seller as contemplated by this Agreement, and the purchase of the Purchase Amount of the Debt hereunder satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and to the best knowledge of the individual making the investment decision to purchase the Purchase Amount of the Debt on behalf of the Buyer, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied. In addition, if the Transaction is settled as a participation, Buyer further represents to Seller that less than 25%, in the aggregate (computed in accordance with Department of Labor Regulation 2510.3-101(f) as modified by Section 3(42) of ERISA), is being acquired by or on behalf of, or at any time while the participation is held hereunder will be held by, Benefit Plans.

As used herein:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

20.	Notices: Except for any Arbitration Notice, which shall be in writing and sent by the nonperforming party to both the performing party (at the address and facsimile number specified on the face or in the “Trade Specific Other Terms of Trade” section of the Confirmation or at such other address and facsimile number as the nonperforming party and the performing party shall agree) and the LSTA (at the address and facsimile number specified on the face of the Arbitration Notice or at such other address and facsimile number as the nonperforming party and the LSTA shall agree) (a) by hand or by certified mail and (b) by telecopier and shall be effective on such receipt thereof, all communications between Seller and Buyer in respect of, or notices, requests, directions, consents or other information sent under, the Confirmation (including without limitation all notices other than the Arbitration Notice sent under Section 16, “Buy-in/Sell-out,” above) shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier, addressed to the relevant party at its address, electronic mail or facsimile number specified on the face or in the “Trade Specific Other Terms of Trade” section of the Confirmation or at such other address, electronic mail or facsimile number as Seller or Buyer (as applicable) may subsequently request in writing. All such communications and notices shall be effective upon receipt.

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21.	Confidentiality of Terms of Transaction: Both parties shall maintain the confidentiality of the terms of the Transaction unless otherwise required by law or regulatory authority, or other legal process, except that the parties may disclose the terms of the Transaction to their respective affiliates, and the directors, officers, employees, agents, advisors, counsel and auditors of such parties and such parties’ affiliates and in connection with the enforcement of the parties’ rights and obligations hereunder. Buyer shall be permitted to make any necessary disclosures to prospective purchasers from Buyer regarding the terms of the Transaction (other than the Purchase Rate or Purchase Price), provided that such purchasers shall be subject to substantially the same confidentiality restrictions. To the extent the Confirmation constitutes an Upstream Confirmation, Buyer shall be permitted to make any necessary disclosures described in Section 16, “Buy-in/Sell-out,” above to prospective purchasers of all or part of the specified Debt from Buyer regarding the terms of the Transaction (other than the Purchase Rate or Purchase Price), provided that such purchasers shall be subject to substantially the same confidentiality restrictions.

22.	Binding Effect: By execution of a Confirmation incorporating by reference the Standard Terms and Conditions, each of Buyer and Seller agrees to be legally bound to any other transaction between them (whether entered into before, on or after the Trade Date) with respect to the assignment, purchase, sale and/or participation of commercial and/or bank par/near par loans, or any interest therein, upon reaching agreement to the terms thereof (whether by telephone, exchange of electronic messages or otherwise, directly or through their respective agents, and whether the subject of a confirmation), subject to all the other terms and conditions set forth in any confirmation relating to such transaction, or otherwise agreed. Each of Buyer and Seller further agrees that any such transaction shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provisions that would require the application of the laws of any other jurisdiction. Neither party will assert as a defense to liability under such agreement the lack of a writing signed by it that would otherwise be required to satisfy any statute of frauds, including §1-206 of the New York Uniform Commercial Code, or any comparable statute (collectively, the “Statute of Frauds”). Nothing herein shall be deemed a waiver of any claim or defense other than the Statute of Frauds that either party may have regarding such agreement.

Each of Buyer and Seller shall record on the trade date of each transaction between the parties and retain in its files a written or electronically recorded trade ticket or similar internal record containing or reflecting evidence of agreement to such transaction, including (a) the date of the agreement, (b) a description of the type of debt including obligor(s) and purchase amount, (c) the identity of the other party to the transaction, and (d) the purchase price or purchase rate.

23.	Governing Law; Confirmation Controls: The Confirmation and the Standard Terms and Conditions shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of law provision thereof that would require the application of the laws of any other jurisdiction). In case of any conflict between the terms of the Confirmation and these Standard Terms and Conditions, the Confirmation shall govern and control.

24.	Execution by Electronic Transmission: It is understood by the parties that the custom in the loan trading market is to execute and deliver any confirmations, confidentiality agreements, Transfer Documentation and other transaction documents by telecopy, telefax, e-mail attachment or other means of electronic transmission. The parties agree that all telecopied, telefaxed, e-mailed or electronically transmitted confirmations, confidentiality agreements, Transfer Documentation and other transaction documents, including the Confirmation, and signatures thereto, shall be duplicate originals.

25.	Electronic Records and Signatures: It is agreed by the parties that, notwithstanding the use herein or in the Confirmation of the words “writing,” “execution,” “signed,” “signature,” or other words of similar import, the parties intend that the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity or enforceability as a signature affixed by hand or the use of a paper-based record keeping system (as the case may be) to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.[7]

7 To help ensure effectiveness of this provision, parties should manually or electronically sign the initial confirmation between them and retain a hard copy in their records.

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26.	Taxes: (1) With respect to the payment of any funds or other property pursuant to the Transaction, whether from Seller to Buyer or from Buyer to Seller, the party required to make such payment (the “Remitting Party”) may withhold therefrom any amount required by law or pursuant to FATCA to be withheld, and any amount so withheld shall be treated for all purposes of the Confirmation as having been paid to the recipient of the payment from which the amount was withheld (the “Receiving Party”).

(2) Notwithstanding anything to the contrary herein, if the Remitting Party is required to remit amounts received in respect of interests in the Debt or Credit Documents (including Proceeds), the Remitting Party shall (subject to the Remitting Party’s right to withhold pursuant to paragraph (1) of this Section) remit to the Receiving Party the amount that the Remitting Party would have received in respect of such interests in the Debt or Credit Documents in the absence of any FATCA withholding that has occurred prior to such remittance, except to the extent that (i) such FATCA withholding was imposed as a result of the Receiving Party’s failure to comply with any of its obligations under paragraph (4) of this Section, (ii) FATCA withholding would have been imposed on the Receiving Party had the Receiving Party held such interests in the Debt or Credit Documents directly or (iii) FATCA withholding was imposed solely as a result of the Receiving Party’s status under FATCA.

(3) The Receiving Party shall furnish to the Remitting Party such forms, certifications, statements and other documents as the Remitting Party may reasonably request to evidence the Receiving Party’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable the Remitting Party to comply with any applicable laws or regulations relating thereto, and the Remitting Party may refrain from remitting such payment until such forms, certifications, statements and other documents have been so furnished.

(4) Without limiting the generality of the foregoing, if a payment pursuant to the Transaction or a payment under any interests in the Debt or Credit Documents would be subject to withholding imposed by FATCA if the Receiving Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as applicable, or any applicable intergovernmental agreement or regulation), or on account of any of the Receiving Party’s “recalcitrant account holders” within the meaning of Section 1471(d)(6) of the Code, the Receiving Party shall deliver to the Remitting Party, at such time or times reasonably requested by the Remitting Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Remitting Party as may be necessary for the Remitting Party to comply with its obligations under FATCA and to determine that the Receiving Party has complied with the Receiving Party’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment. Each party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other party in writing of its legal inability to do so.

As used herein, “FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any applicable fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements.

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Annex I

Capitalized Term	Defined In

Adequate Protection Order	Section 6

Adequate Protection Payments	Section 6

Arbitration Notice	Section 16

Arbitration Rules	Section 16

Assignment Fees	Section 8

Assignment Only Election	Section 1

Average LIBO Rate	Section 6

Bankruptcy Code	Section 6

BBA	Section 6

Benefit Plans	Section 19

BISO Trigger Date	Section 16

BISO Notice	Section 16

Business Day	Section 5

Buyer	Confirmation

Close-Out Confirmation	Section 16

Close-Out Trade Date	Section 16

Code	Section 26

Commencement Date	Section 6

Confirmation	Preamble

Consent to Transfer Fees	Section 8

Credit Agreement	Confirmation

Credit Documents	Section 11

Credit Linked Deposits	Section 6

Cure Period	Section 16

Debt	Section 2

Delayed Settlement Date	Section 6

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Delay Period	Section 6

Early Day Trade	Section 6

ERISA	Section 19

Excluded Information	Section 15

Federal Funds Rate	Section 6

Facility	Confirmation

FATCA	Section 26

Gross Purchase Price	Section 6

Interest and Accruing Fees	Section 5

LIBO Rate	Section 6

LSTA	Preamble

Master Currency	Section 4

Multi-Currency Commitment	Section 4

Non-Recurring Fees	Section 5

Paid on Settlement Date Amount	Section 5

Performing Loan	Section 6

Permanent Reductions	Section 3

PIK Interest	Section 5

Purchase Amount	Section 2

Purchase Price	Section 4

Purchase Rate	Confirmation

Receiving Party	Section 26

Remitting Party	Section 26

Riskless Principal	Section 14

Seller	Confirmation

Settlement Date	Section 1

Settlement Delivery Obligations	Section 16

Standard Terms and Conditions	Preamble

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Statute of Frauds	Section 22

Trade Date	Confirmation

Transaction	Preamble

Transfer Documentation	Section 10

Trigger Date	Section 6

Upstream Confirmation	Section 16

Upstream BISO Obligations	Section 16

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